Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

COLUMBUS MCKINNON CORPORATION

(Under Section 805 of the Business Corporation Law)

The undersigned, Alan S. Korman, Senior Vice President – Corporate Development, General Counsel & Secretary, of Columbus McKinnon Corporation, a New York corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is COLUMBUS MCKINNON CORPORATION. The name under which the Corporation was formed was COLUMBUS MCKINNON CHAIN CO., INC.

2. The original Certificate of Incorporation was filed by the Department of State on September 23, 1929. The Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), was filed by the Department of State on October 17, 2022.

3. The Certificate of Incorporation, as previously restated, is hereby amended to:

(a) increase the number of authorized shares of the Corporation from fifty-one million (51,000,000) shares, of which fifty million (50,000,000) shares are designated as common shares, par value $0.01 per share (“Common Shares”), and of which one million (1,000,000) shares are designated as preferred shares, par value $1.00 per share (“Preferred Shares”), to one hundred one million (101,000,000) authorized shares of the Corporation, of which one hundred million (100,000,000) shares are designated as Common Shares, par value $0.01 per share, and one million (1,000,000) shares are designated as Preferred Shares, par value $1.00 per share (the “Share Increase Amendment”); and

(b) permit the exercise of certain preemptive rights by CD&R XII Keystone Holdings, L.P. provided for in Section 4.12 of that certain Investment Agreement, by and among the Corporation, CD&R XII Keystone Holdings, L.P. and Clayton, Dubilier & Rice Fund XII, L.P. (solely for purposes of Section 4.13 of the Investment Agreement), dated as of February 10, 2025 (the “Preemptive Rights Amendment”).

To effect the Share Increase Amendment, Article FOURTH of the Certificate of Incorporation, as restated, is hereby amended to read in its entirety as follows:

“FOURTH: The aggregate number of shares which the corporation shall have authority to issue is one hundred one million (101,000,000) shares, consisting of one hundred million (100,000,000) common shares, par value $0.01 per share (“Common Shares”), and one million (1,000,000) shares of preferred stock, par value $1.00 per share (“Preferred Shares”), which may be designated, from time to time, as one or more classes or series of Preferred Shares, in such number and with such designations, preferences, rights, qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issuance of such class or series of Preferred Shares adopted by the Board of Directors from time to time, pursuant to the authority hereby given, the terms of which shall have been set forth in a Certificate of Amendment executed, verified and filed in the manner required by the Business Corporation Law; provided, however, that all shares of any one series or class of Preferred Shares shall be alike in every particular.

Subject to the rights of the holders of any Preferred Shares, the holders of Common Shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.”

To effect the Preemptive Rights Amendment, Article SEVENTH of the Certificate of Incorporation, as restated, is hereby amended to read in its entirety as follows:

“SEVENTH: Except as provided for in Section 4.12 of that certain Investment Agreement, by and among the corporation, CD&R XII Keystone Holdings, L.P. and Clayton, Dubilier & Rice Fund XII, L.P. (solely for purposes of Section 4.13 of the Investment Agreement), dated as of February 10, 2025, as amended or supplemented from time to time, no holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into, exchangeable for or carrying rights or options to purchase such shares, which may at any time be issued, sold or offered for sale by the corporation.”

4. Except for the increase in the number of authorized shares of the Corporation and the number of shares classified as Common Shares, the Corporation’s Common Shares and Preferred Shares will not be affected by this certificate of amendment to the Certificate of Incorporation. Immediately prior to the filing of this certificate of amendment to the Certificate of Incorporation, 28,739,366 Common Shares were issued and outstanding, 323,735 Common Shares were held as treasury shares, 20,936,899 Common Shares were authorized for issuance but unissued, zero Preferred Shares were issued and outstanding, and 1,000,000 Preferred Shares were authorized for issuance but unissued. Immediately after the filing of this certificate of amendment to the Certificate of Incorporation, 28,739,366 Common Shares will be issued and outstanding, 323,735 Common Shares will be held as treasury shares, 70,936,899 Common Shares will be authorized for issuance but unissued, zero Preferred Shares will be issued and outstanding, and 1,000,000 Preferred Shares will be authorized for issuance but unissued.

5. The foregoing amendments to the Certificate of Incorporation were authorized by the vote of the Board of Directors of the Corporation followed by the approval of a majority of all outstanding Common Shares of the Corporation entitled to vote thereon at the Corporation’s annual meeting of shareholders held on August 15, 2025.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has subscribed this Certificate of Amendment to the Certificate of Incorporation of the Corporation and affirms the statements herein contained as true under penalties of perjury this 28th day of January, 2026.

/s/ Alan S. Korman
Alan S. Korman
Senior Vice President – Corporate Development,
General Counsel & Secretary